Exhibit 99.1
Royal Bancshares of Pennsylvania, Inc. Announces Financial Results for the Fourth Quarter and Year Ended December 31, 2010
NARBERTH, PA—( March 31, 2011) — Royal Bancshares of Pennsylvania, Inc. (“Royal” or “Company”) (NASDAQ: RBPAA) today announced financial results for the fourth quarter and year ended December 31, 2010, reflecting a continuation of the recent trend of narrowing losses and steady progress towards returning the company to sustained profitability.
For the quarter ended December 31, 2010, net loss attributable to Royal was $15.7 million, or $1.22 per common share, as compared to a net loss of $10.1 million, or $0.79 per common share for the quarter ended December 31, 2009 and a net loss of $27.3 million, or $2.05 per common share for the quarter ended December 31, 2008. Of the $15.7 million loss for the fourth quarter, $14.2 million was directly attributable to a pending bulk asset pool sale initiated in the first quarter of 2011 which, when completed, is anticipated to significantly decrease the bank’s level of non-performing assets. Excluding the effects of the pending bulk asset pool sale, the Company would have recorded a net loss of $1.5 million in fourth quarter of 2010, which would have amounted to an improvement of $8.6 million over the results from the fourth quarter of 2009.
For the year ended December 31, 2010, net loss attributable to Royal was $24.1 million, or $1.97 per common share, as compared to a net loss of $33.3 million, or $2.64 per common share, in the year ended December 31, 2009 and a net loss of $38.1 million, or $2.86 per common share, in the year ended December 31, 2008. The reduction in net loss was primarily attributed to a reduction in investment impairment of $10.6 million and an increase in net interest income of $2.7 million. Excluding the effects of the pending bulk asset pool sale on the year’s financial results, the Company would have recorded a net loss of $9.9 million in 2010, which would have amounted to an improvement of $23.4 million over the results from 2009.
During the fourth quarter of 2010 the Company recovered $1.7 million from the sale of a collateral claim in a pending lawsuit against Lehman Brothers Special Financing relating to a transfer of collateral, previously delivered by the Company in an interest rate swap transaction, following the collapse and subsequent bankruptcy of Lehman Brothers in September 2008. The collateral underlying the Lehman claim had been previously written off in 2008, enabling the Company to reflect this recovery as a gain in the quarter. In conjunction with this recovery, and further spurred during the past 18 months by the restructuring of the investment portfolio to significantly reduce credit risk, the amount of investment impairment during 2010 was dramatically reduced to $479,000, as compared to $11.0 million during 2009.
Royal Chairman and CEO Robert R. Tabas commented, “In 2010 we were able to execute some key initiatives of our strategic plan, including the sale of Royal Asian Bank, the deleveraging of our balance sheet and the continued paring of our portfolio of classified assets. The results of these actions have buoyed our confidence. That said, persistent challenges remain and although we have made significant progress, we are not and will not be satisfied until we can return our company to consistent profitability.”
Tabas continued, “With the sale of Royal Asian Bank we continued to streamline our operations in order to focus on our core strengths. We substantially reduced our reliance on brokered deposits, generally regarded as higher priced, and eliminated our concentration in commercial real estate loans as part of a planned deleveraging of our balance sheet. Additionally, with a combination of auctions, the concentrated efforts of our workout team and the pending bulk asset pool sale, we have engineered a strategy for systematically disposing of a significant portion of the non-performing assets which have weighed so heavily on our bottom line over these past few years. These actions, among others, were further markers of our efforts to recast the profile of our bank and of the tangible forward progress we made in 2010.”
The following is an overview of key financial metrics:
Net interest income was $31.3 million in 2010, compared to $28.6 million in 2009. This increase was primarily related to the redemption of higher costing brokered CDs and FHLB advances.
Net interest margin for the year was 2.89%, a 50 basis point increase from 2009. This increase was primarily due to the redemption of higher costing liabilities.

Total assets were $980.6 million at December 31, 2010 a decrease of 24.1% from $1.3 billion at December 31, 2009.
At December 31, 2010, Royal Bank America’s total capital to risk-weighted assets was 13.76%, Tier 1 capital to risk-weighted assets was 12.49% and Tier 1 capital to average assets was 8.03% in accordance with regulatory accounting principles.
Total deposits decreased 21.3% in the year to $693.9 million at December 31, 2010 as compared to $881.8 million at December 31, 2009. Brokered deposits declined 57% or $117.9 million to $89.1 million at December 31, 2010 as compared to $206.9 million at December 31, 2009.
Net loans and leases (including loans held for sale) decreased to $505.3 million at December 31, 2010 as compared to $658.8 million at December 31, 2009 due to the sale of Royal Asian Bank, pay downs of principal, payoffs, charge-offs and transfers to other real estate owned (OREO).
About Royal Bancshares of Pennsylvania, Inc. Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past 48 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries is available at www.royalbankamerica.com.
Forward-Looking Statements
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2010.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months		Twelve Months
	Ended Dec. 31st		Ended Dec. 31st
	2010	2009	2010	2009
(in thousands, except for earnings per share)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$12,747	$16,320	$57,262	$66,043
Interest Expense	5,395	8,903	25,994	37,439

Net Interest Income	7,352	7,417	31,268	28,604
Provision for Loan Losses	13,753	7,136	22,140	20,605

Net Interest (Loss)/Income after Provision	(6,401)	281	9,128	7,999
Non Interest Income/(Loss)	2,919	2,556	7,765	(1,726)
Non Interest Expense	12,316	12,282	40,743	37,656

Loss before Taxes	(15,798)	(9,445)	(23,850)	(31,383)
Income Tax Expense	0	0	0	474

Net Loss	(15,798)	(9,445)	(23,850)	(31,857)
Less Net (Loss)/Income attributable to noncontrolling interest	(111)	641	243	1,402
Net Loss attributable to Royal Bancshares	($15,687)	($10,086)	($24,093)	($33,259)

Loss per common share — basic	($1.22)	($0.79)	($1.97)	($2.64)

SELECTED RATIOS:
Return on Average Assets	-5.6%	-3.0%	-2.0%	-2.6%
Return on Average Equity	-62.6%	-35.5%	-23.2%	-30.9%
Average Equity to Assets	9.0%	8.5%	8.8%	8.3%
Book Value Per Share	$3.79	$5.34	$3.79	$5.34

CONDENSED BALANCE SHEET

	Dec. 31, 2010	Dec. 31, 2009
(in thousands)	(unaudited)	(unaudited)
Cash and Cash Equivalents	$51,733	$58,298
Investment Securities	327,560	449,671
Loans & Leases (net)	505,346	658,787
Premises and Equipment (net)	12,529	18,798
Accrued Interest receivable	16,864	14,942
Other Assets	66,594	92,230

Total Assets	$980,626	$1,292,726

Deposits	693,913	881,755
Borrowings	154,949	257,827
Other Liabilities	21,897	23,056
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	80,692	101,156
Noncontrolling Interest	3,401	3,158

Total Equity	84,093	104,314

Total Liabilities and Equity	$980,626	$1,292,726

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of ASU2009-17.